Exhibit 3.2

Execution Version

ASHFORD HOLDING CORP.
ARTICLES OF AMENDMENT

ASHFORD HOLDING CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation is amended to read in its entirety as follows (the “Amendment”):

SECOND:    The name of the Corporation is Ashford Inc. (hereinafter, the “Corporation”).

SECOND:  The foregoing amendment to the charter of the Corporation has been approved by unanimous written consent dated August 6, 2018 and  is limited to a change of name permitted by Section 2-605(a) of the Maryland General Corporation Law.

THIRD: These Articles of Amendment shall become effective at 6:01 p.m Eastern Daylight Time on August 8, 2018,

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, on this 8th day of  August, 2018, the Corporation has caused these Articles of Amendment to be executed and acknowledged in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary; and the Chief Financial Officer acknowledges that these Articles of Amendment are the act of the Corporation, and the Chief Financial Officer  further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ASHFORD HOLDING CORP.

		By:	/s/ Deric Eubanks
Deric Eubanks, Chief Financial Officer
ATTEST:

By:	/s/ Robert Haiman
Robert Haiman, Secretary

[signature page to AHC Articles of Amendment (name change)]